UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC CONTROL SECURITY INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-2138196
(State of incorporation)	(IRS Employer Identification Number)

790 Bloomfield Avenue
Building C, Suite 1
Clifton, New Jersey 07012
(Address of principal executive offices)

ELECTRONIC CONTROL SECURITY INC.  2006 EQUITY INCENTIVE PLAN

ELECTRONIC CONTROL SECURITY INC.  INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

Arthur Barchenko, President and
Chief Executive Officer
Electronic Control Security Inc.
790 Bloomfield Avenue
Building C, Suite 1
Clifton, New Jersey 07012
(973) 574-8555
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee (2)
Common Stock, par value $.001 per share:

Shares to be issued pursuant to grants under the 2006 Equity Incentive Plan	4,000,000	$0.41	(2)	$1,820,042	(2)	$221	(2)

Shares to be issued pursuant to option grants under the Incentive Stock Option Plan	445,000	$1.05	(3)	$467,250	(3)	$59	(3)

Totals	4,445,000			$2,287,292		$268

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (the "Common Stock") as may be issued as a result of the anti-dilution and similar provisions of the awards issued pursuant to the 2006 Equity Incentive Plan and Incentive Stock Option Plan.

(2) Estimated in accordance with Rule 457(c) and (h) of the Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 1,085,000 shares multiplied by $0.453 (the weighted average exercise price of options granted under the 2006 Equity Incentive Plan to date) plus 2,915,000 shares multiplied by $0.39 (the average of the bid and ask prices per share of Common Stock on the OTC Bulletin Board on January 14, 2011.)

(3) Estimated in accordance with Rule 457(c) and (h) of the Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 445,000 shares multiplied by $1.05 (the weighted average exercise price of options granted under the Incentive Stock Option Plan to date). The Incentive Stock Option Plan expired in September 2006 and, accordingly, no further grants may be issued thereunder, although shares may be issued pursuant to the exercise of existing grants.

EXPLANATORY NOTES

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Act, to register shares of the common stock, par value $.0001 per share (the "Common Stock"), of Electronic Control Security Inc., a New Jersey corporation (the "Registrant"), issued or issuable pursuant to the Electronic Control Security Inc. 2006 Equity Incentive Plan (hereinafter, the "2006 Plan") and (ii) Electronic Security Inc. Incentive Stock Option Plan ( hereinafter, the "1996 Plan"; together with the 2006 Plan, the "Plans"). The 1996 Plan expired in September 2006 and, accordingly, no further grants may be issued thereunder, although shares may be issued pursuant to the exercise of existing grants.

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to participants of the Plans, as required by Rule 428(b)(1) of the Act. As permitted by the instructions to Part I of Form S-8, these documents are not filed with this Registration Statement.

This Registration Statement contains a re-offer prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3 and may be used for re-offerings of our Common Stock to be acquired in the future under the Plans by the persons named in the Prospectus.

S-3 REOFFER PROSPECTUS DATED JANUARY 24, 2011

ELECTRONIC CONTROL SECURITY INC.

4,445,000 SHARES OF COMMON STOCK

This Prospectus relates to up to 4,445,000 shares (the "Shares") of common stock, par value $0.001 (the "Common Stock"), of Electronic Control Security Inc. that may from time to time be sold by one or more of the selling stockholders identified in the section herein entitled "Selling Stockholders" (the "Selling Stockholders"). All of these shares are authorized and unissued shares of our Common Stock, that may be acquired by selling stockholders pursuant to the exercise of options under the Company's 2006 Equity Incentive Plan (the "Plan") or the Incentive Stock Option Plan (the "1996 Plan"; together with the 2006 Plan, the "Plans"). The 1996 Plan expired in September 2006 and, accordingly, no further grants may be issued thereunder, although shares may be issued pursuant to the exercise of existing grants.

We will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders. However, we may receive the proceeds from any cash exercise of stock options granted under the Plans.

We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Stockholder or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the over the counter market, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Each of the Selling Stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

Our Common Stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "EKCS".

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS".

We will pay all costs and expenses incurred by the Company in connection with the registration of the Shares under the Act. The Selling Stockholders will pay the costs associated with any sale of Shares, including any discounts, commissions and applicable transfer taxes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 24, 2011

TABLE OF CONTENTS

Electronic Control Security Inc.	5

Risk Factors	6

Cautionary Notice Regarding Forward-Looking Information	12

Use of Proceeds	13

Selling Stockholders	13

Plan of Distribution	14

Description of Securities to Be Registered	15

Legal Matters	15

Experts	15

Where You Can Find More Information	16

Incorporation of Certain Documents by Reference	16

Indemnification of Officers and Directors	17

ELECTRONIC CONTROL SECURITY INC.

Electronic Control Security Inc. (“ECSI” or the “Company” or “we” or “us”) designs, develops, manufactures and markets technology-based integrated security systems. We also provide consulting services consisting of risk assessment and vulnerability studies to ascertain a customer's security requirements in developing a comprehensive risk management and mitigation program, as well as product design and engineering services, and support systems integrators and dealers/installers providing the same services. We market our products domestically and internationally to:

•	national and local government entities including the Department of Defense (DoD) and Department of Energy (DoE);
•	large chemical and petrochemical facilities and major office complexes;
•	energy facilities, including nuclear power stations, power utilities and pipelines; and
•	commercial transportation centers, such as airports and seaports;
•	the maritime community, including large shipping lines and new-built shipyards;
•	border security and border crossing inspection stations; and
•	water and agricultural resources including reservoirs, dams, fish hatcheries and rivers.

We believe we are one of a few comprehensive security solution providers in the industry. We analyze security risks and develop security solutions specifically tailored to mitigate those risks, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system that meets the facility requirements. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver an integrated platform for a fully integrated security solution to support our customers' requirements for the completion of a given project.

We have identified a number of markets for our products and have developed programs to gain access to those target markets. Generally, private industry and government facilities that possess sensitive information, valuable assets or by virtue of the nature of their business may be subject to terrorist threats, recognize the need to implement security measures to protect personnel and property. In many instances, laws have been enacted and mandates decreed for compliance with some minimum-security standards. Airport security is a prime example. We target these entities as well as entities where we can demonstrate the need for security measures.

As of December 2010, we employed 21 individuals on a full-time basis including four design and engineering staff, seven manufacturing and assembly employees, three marketing employees, three project managers, one program manager and three administrative employees. A number of employees serve in multiple capacities. For example, Arthur Barchenko serves as our President but is also an integral member of our marketing team. Our manufacturing staff may oversee site installation of the products.

We have relationships with 13 independent sales representative and/or dealer-installer organizations covering specific regions in the U.S.A., Central America, South America, United Kingdom, Africa, the Middle East, and Southeast Asia.

Based on our teaming agreements with large system integrators, we are able to address large projects by  utilizing the technical expertise of these teaming partners in support our factory engineering and/or in-field personnel requirements on any given project.

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. UNKNOWN ADDITIONAL RISKS AND UNCERTAINTIES, OR ONES THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

We are indirectly vulnerable to fluctuations in government spending.

Because many of our contracts are governmental-related entities, our business is subject to risks that are out of our control, including global economic developments, wars, political instability, changes in the tax and regulatory environments, and volatility and fluctuations in government spending. For example, the 2009 Homeland Security Appropriations Act provides $7.1 billion in discretionary spending for the Department of Energy and Department of Defense. However, because many customers are governmental-related entities with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.  We are attempting to mitigate a substantial portion of this risk by diversifying our customer base.

During the fiscal year ended June 30, 2010, six customers accounted for 83% of our revenues.  Of these, one customer accounts for approximately 40% of our revenues, one for 15%, two for 10% each and another for 8%.  A substantial decrease in revenues generated from contracts from these customers could have an adverse effect on our business unless we were able to identify other customers. For the fiscal year ended June 30, 2009, three customers accounted for 83%.  Of these, one customer accounted for 40% of revenues, one for 27% and one for 16%.  If we are unsuccessful in diversifying our customer base, we may experience a significant decrease in business resulting in a material adverse effect on our financial condition and results of operations.

Because our sales tend to be concentrated among a small number of customers during any period, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based solely on the results of any one quarter.

Given the nature of our customers and products, we receive relatively large orders for products from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful.

We rely on rolling forecasts when ordering components and materials for the manufacture of our products which could cause us to overestimate or underestimate our actual requirements. This may result in an increase in our costs or prevent us from meeting customer demand.

We use rolling forecasts based on anticipated orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for such components. As a result, our component requirement forecasts may not be accurate. If management overestimates our component requirements, we may have excess inventory, which would increase our costs. If management underestimates component requirements, we may have inadequate inventory, which could interrupt manufacturing and delay delivery of product to customers. Any of these occurrences would negatively impact our business and results of operations.

Our product offerings involve a lengthy sales cycle and management may not anticipate sales levels appropriately, which could impair profitability.

Our products and services are designed for medium to large commercial, industrial and government facilities, such as military installations, office buildings, nuclear power stations and other energy facilities, airports, correctional institutions and high technology companies desiring to protect valuable assets and/or prevent intrusion into high security facilities. Given the nature of our products and customers, sales cycles can be lengthy as customers conduct intensive investigations of specific competing technologies and providers. Moreover, orders received from governments may be subject to funding appropriations, which may not be approved. For these and other reasons, the sales cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control.

We anticipate that business from projects outside the United States will comprise an increasing part of our business and, accordingly, we are subject to risks associated with doing business outside the United States.

During the fiscal years ended June 30, 2010 and 2009, we generated approximately 10% and 37%, respectively, of our business from projects outside the United States. We anticipate that the revenue portion from overseas operations will not increase significantly during Fiscal 2011 as a percentage of sales. Our international business operations are subject, generally, to the financial and operating risks of conducting business internationally, including, but not limited to:

•	unexpected changes in or impositions of legislative or regulatory requirements;
•	potential hostilities and changes in diplomatic and trade relationships; and
•	political instability.

One or more of these or other factors not referenced herein or now known to us could materially impact our business and results of operations could suffer.

We depend on our relationships with strategic partners as a source of business and our business and results of operations could suffer if these relationships are terminated.

We have entered into strategic partnerships or teaming arrangements with several large multinational corporations that promote our products and services and incorporate our products into their projects. In the event that we are unable to maintain these strategic relationships for any reason, our business, operating results and financial condition could be adversely affected.

We compete against entities that have significantly greater name recognition and resources than we do, enabling them to respond more quickly to changes in customer requirements and allocate these resources to marketing efforts.

The security industry is highly competitive and continues to become increasingly so as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms, engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources. We cannot assure investors that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially and adversely affected.

We rely on third parties for key components used in our products.

We rely on suppliers for several key components utilized in the manufacture of our products. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. We cannot assure you that there will not be additional disruptions of our supplies in the future. Disruption or termination of the supply of components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.

If our subcontractors fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted.

Some of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

Our services and reputation may be adversely affected by product defects or inadequate performance.

In the event our products do not perform to specifications or are defective in any way, our reputation may be adversely affected and we may suffer a loss of business and a corresponding loss in revenues.

If we are unable to retain key executives or hire new qualified personnel, our business will be adversely affected.

Our success greatly depends on our ability to retain existing management and attract key technical, sales, marketing, information systems, and financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Arthur Barchenko, our President and our key marketing personnel. The loss of any of these people could have a materially detrimental effect on our business. We have not entered into employment agreements with any of these people. We do not maintain key person life insurance on any of our personnel. If we lose the services of any member of our senior management team, our business could be adversely affected.

Risks Relating to Our Common Stock

We have outstanding two classes of preferred stock which have preference over the common stock as to dividends and liquidation distributions, among other preferential rights.

As of the date hereof, we have issued and outstanding 300,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 791 shares of Series B Preferred Stock (which together with the Series A Preferred Stock is referred to as the “Preferred Stock”). The Preferred Stock affords holders a preference to assets upon liquidation, a cumulative annual dividend and is convertible into shares of common stock, all of which rights impact the outstanding shares of common stock. The Preferred Stock's right to annual dividends makes less likely the possibility that we will declare dividends on the common stock. In the event of a liquidation of the Company's assets, holders of Preferred Stock will have a right to receive as a liquidation payment any remaining assets of the Company prior to any distributions to holders of the common stock and the holders of the Preferred Stock may be able to block actions otherwise approved by the holders of the common stock if such action is adverse to their rights. In addition, holders of common stock will suffer dilution upon any conversion of the Preferred Stock which could reduce the market value of the common stock.

Our common stock price has fluctuated considerably and may not appreciate in value.

Prices for our common stock have in the past, and could continue to, fluctuate significantly and will be influenced by many factors, including the liquidity of the market for the common stock, investor perception of the industry in which we operate and our products, and general economic and market conditions. Factors which could cause fluctuation in the price of our common stock include:

•	conditions or trends in the industry,
•	failure to keep pace with changing technology,
•	costs associated with developing new products and services,
•	costs associated with marketing products and services may increase significantly,
•	the timing of sales and the recognition of revenues from them,
•	government regulations may be enacted which affect how we do business and the products which may be used at government facilities,
•	downward pressure on prices due to increased competition,
•	changes in our operating expenses,
•	sales of common stock,
•	actual or anticipated variations in quarterly results, and
•	changes in financial estimates by securities analysts.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of shares of security-related companies experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Our common stock is considered a “penny stock” and may be difficult to trade.

The SEC has adopted regulations that generally define “penny stock” as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share, and therefore may be designated as a “penny stock” according to SEC rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser,
•	receive the purchaser's written agreement to a transaction prior to sale,
•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser's legal remedies, and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Under these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and it may be more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our common stock is traded over the counter, which may result in higher price volatility and less market liquidity for our common stock.

Our common stock is quoted on the OTC Bulletin Board. As such, our common stock may have fewer market makers, lower trading volume and a larger spread between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are approved for listing on a registered exchange at some point, stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders.

Our executive officers, directors and principal stockholders control approximately 30% of our currently outstanding shares of common stock.  If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends on our common stock in the near future, and the lack of dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the near future.

Investors in our securities will suffer dilution.

The issuance of shares of our common stock, or shares of our common stock underlying warrants, options, preferred stock or convertible debentures, will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our common stock. The sale of our common stock acquired, or converted or exercised into, at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. The sale of our common stock, or securities convertible or exercisable into shares of our common stock, could trigger the anti-dilution rights of our outstanding securities that have such rights, specifically our preferred stock, convertible debentures and some of our warrants, which could result in further dilution to the existing holders of our common stock who do not have anti-dilution rights. With respect to the senior secured convertible debentures and warrants that we issued in our January 2006 private financing, in the event that we issue common stock in an equity financing at a price less than the then conversion price and exercise price for the debentures and the warrants, respectively, (i) the conversion price of the debentures shall be immediately adjusted to the price at which such common stock was issued, subject to specified exempt issuances, and (ii) the exercise price of the warrants shall be reduced to the price at which such common stock was issued and the share amount shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. Those additional issuances of our common stock and potential triggering of existing anti-dilution rights would result in a reduction of an existing holder's percentage interest in the company.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock.

There is an approximate aggregate of 10.4 million shares of our common stock, some or all of which may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a non-affiliated person who has held restricted shares for a period of six months may, under Rule144, sell into the market shares of our common stock. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate after they have been held for two years.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights.

Our Certificate of Incorporation authorizes the issuance of up to an additional 3,898,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividends, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

The liability of our directors is limited under State of New Jersey corporate law.

As permitted by the corporate laws of the State of New Jersey, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this Prospectus, regarding, among other items:

•	our ability to successfully develop and integrate our technologies with necessary accompanying technologies;

•	acceptance of our technologies by utilities and electric power distributors and telecommunications industry players as well as in the marketplace;

•	governmental regulations and oversight applicable to the fields in which we are engaged;

•	our proposed revenue generation plans;

•	our expectations about the market prospects for our technologies;

•	our future capital needs;

•	our expectations about our future profitability, operating results and financial condition; and

•	the success of the measures taken to protect our proprietary technology.

There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the SEC.

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We may, in the future, receive proceeds from the exercise for cash of options described in this Prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. Some or all of the Selling Stockholders may avail themselves of the cashless exercise provisions provided in their option agreements or in the Plans. Upon any such cashless exercise, the Company will not receive any cash proceeds.

SELLING STOCKHOLDERS

The persons that may offer Shares pursuant to this Prospectus are persons who have been or may be granted options under our Plans and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the Shares offered pursuant to this Prospectus are being offered for the account of such Selling Stockholders.

The following table sets forth: (i) the name of the Selling Stockholders; (ii) his or her position(s), office or other material relationship with Electronic Control Security Inc. over the last three years; (iii) the number of shares of Common Stock owned (or subject to options or convertible securities) by such Selling Stockholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of such Selling Stockholder by this Prospectus (all of which have been or may be acquired by the Selling Stockholder pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by such Selling Stockholder if such Selling Stockholder was to sell all of his or her shares of Common Stock covered by this Prospectus.

We cannot assure you that the Selling Stockholders will offer for sale or sell any or all of the Shares offered by him pursuant to this Prospectus.

SELLING STOCKHOLDER	NO. OF SHARES UNDERLYING PLAN OPTIONS		TOTAL NO. OF SHARES OWNED (1) (2)

Arthur Barchenko Chairman, Chief Executive Officer and Director	285,000	(3)	1,415,179

Natalie Barchenko Secretary, Treasurer and Director	185,000	(3)	1,634,079

Ronald Thomas Vice President, Program Management and Director	240,000	(3)	—

Gordon E. Fornell Director	60,000	(3)	10,000

Edward Snow Director	102,500	(3)	15,000

Stephen Rossetti Director	102,500	(3)	—

Norman J. Barta Director	20,000	(3)	20,000

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. Because the selling stockholder may sell all, some or none of his shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that such selling stockholder will own upon completion of this offering.

(3) Represents Shares issuable upon exercise of options issued as of January 24, 2011 under the Plan.

PLAN OF DISTRIBUTION

The Selling Stockholders are offering the shares of Common Stock for their own account, and not for the account of Electronic Control Security Inc. We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. However, we will receive the proceeds from any cash exercise of stock options granted or to be granted under the plan, but not from any cashless exercise.

From time to time, for their own accounts, Selling Stockholders may sell Shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the Selling Stockholders or purchasers of the Shares. Sales of the Shares may be made in one or more transactions in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Act. Under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and its regulations, any person engaged in a distribution of the shares of our Common Stock offered by this Prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our Common Stock by the Selling Stockholder.

To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to the information in this Prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Electronic Control Security Inc. is authorized to issue 30,000,000 shares of common stock, $.001 par value per share, of which 10,429,911 shares were outstanding and held of record as of January 20, 2011 by approximately 183 shareholders of record. A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

LEGAL MATTERS

The legality of the shares of Common Stock offered hereby will be passed upon for us by our special counsel, Aboudi & Brounstein.

EXPERTS

Demetrius & Company, L.L.C. (“Demetrius”), independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended June 30, 2010, as amended, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part. Our financial statements and schedules are incorporated by reference in reliance on Demetrius’ report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Electronic Control Security Inc. is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Electronic Control Security Inc. has filed with the Commission a registration statement on Form S-8 under the Act with respect to the Shares offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Electronic Control Security Inc. and the shares offered, reference is made to the registration statement. Statements contained in this Prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this Prospectus. Any information we file with SEC after the date of this Prospectus will automatically update and supersede the information contained in this Prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the year ended June 30, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010;

•	Current Report on Form 8-K filed by the Company on December 8, 2010; and

•
The description of ECSI’s common stock contained in ECSI’s Post Effective Amendment to the Registration Statement on Form SB-2, filed with the SEC on February 27, 2006 (SEC File No. 333-132075), including all amendments or reports filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Electronic Control Security Inc., 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012 Attention: Natalie Barchenko, Corporate Secretary, telephone number: (973) 574-8555.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the New Jersey Business Corporations Act ("NJBCA"), any corporation in the State of New Jersey has the power to indemnify a corporate agent, including an officer and director, against his expenses and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably believed to be in the best interests of the corporation, and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumption that such corporate agent did not meet the applicable standards of conduct.

Our Certificate of Incorporation provides that none of our directors or officers shall be personally liable to the company or any stockholder to the full extent permitted under the corporate laws of the State of New Jersey. Additionally, our By-Laws provide for the indemnification of any of our directors, officers and employees by reason of their serving in such capacity against expenses and liabilities in connection with any proceeding involving him/her by reason of his/her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such person acted in good faith and in a manner he/she reasonably believed to be or not opposed to the best interest of the corporation, or (b) in a criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful. In addition, the company may indemnify a corporate agent against expenses and liabilities in connection with any proceeding by or in right of the corporation if he acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise. The foregoing provisions of our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

Electronic Control Security Inc., a New Jersey corporation (“we”, “us”, “ECSI” or like terms), incorporates herein by reference the following documents which ECSI has filed with the Securities and Exchange Commission (the “Commission”), and any other documents subsequently filed by ECSI under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the Commission to be furnished but not filed, before the filing of a post effective amendment to this registration statement that indicates all securities offered herein have been sold or that deregisters all securities covered by this registration statement then remaining unsold:

(a)	Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Commission on September 22, 2010;

(b)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 1, 2010;

(c)	Current Report on Form 8-K filed with the Commission on December 8, 2010

(d)
The description of ECSI’s common stock contained in ECSI’s Post Effective Amendment to the Registration Statement on Form SB-2, filed with the SEC on February 27, 2006 (SEC File No. 333-132075), including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by ECSI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Under the New Jersey Business Corporations Act ("NJBCA"), any corporation in the State of New Jersey has the power to indemnify a corporate agent, including an officer and director, against his expenses and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably believed to be in the best interests of the corporation, and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumption that such corporate agent did not meet the applicable standards of conduct.

Our Certificate of Incorporation provides that none of our directors or officers shall be personally liable to the company or any stockholder to the full extent permitted under the corporate laws of the State of New Jersey. Additionally, our By-Laws provide for the indemnification of any of our directors, officers and employees by reason of their serving in such capacity against expenses and liabilities in connection with any proceeding involving him/her by reason of his/her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such person acted in good faith and in a manner he/she reasonably believed to be or not opposed to the best interest of the corporation, or (b) in a criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful. In addition, the company may indemnify a corporate agent against expenses and liabilities in connection with any proceeding by or in right of the corporation if he acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise. The foregoing provisions of our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibit index shows those exhibits filed with this registration statement:

The Electronic Control Security Inc. Incentive Stock Option Plan was filed with an earlier submission.  No copy is presently available.

EXHIBIT INDEX

Exhibit Number	Description.

4.1	Electronic Control Security Inc. 2006 Equity Incentive Plan.

5.1	Opinion of Aboudi & Brounstein, LLP.

23.1	Consent of Demetrius & Co., LLC.

23.2	Consent of Aboudi & Brounstein (contained in Exhibit 5.1).

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on January 24, 2011.

Electronic Control Security Inc.

By:	/s/ Arthur Barchenko
Arthur Barchenko, President and
Chief Executive Officer
(Principal Executive Officer)

We, the undersigned officers and directors of Electronic Control Security Inc., hereby severally constitute and appoint Arthur Barchenko our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Electronic Control Security Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Arthur Barchenko	President, Chief Executive Officer, Principal Executive Officer, Principal Accounting and Financial Officer,
Arthur Barchenko	and Director	January 24, 2011

/s/ Natalie Barchenko	Treasurer and Director	January 24, 2011
Natalie Barchenko

/s/ Ronald Thomas	Director	January 24, 2011
Ronald Thomas

/s/ Edward Snow	Director	January 24, 2011
Edward Snow

/s/ Gordon E. Fornell	Director	January 24, 2011
Gordon E. Fornell

/s/ Stephen Rossetti	Director	January 24, 2011
Stephen Rossetti

/s/ Norman J. Barta	Director	January 24, 2011
Norman J. Barta